EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lightbridge Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—
	Equity	Common Stock, $0.001 par value per share		(1)(2)	(1)	(3)
	Equity	Preferred Stock, $0.001 par value per share		(1)(2)	(1)	(3)
	Other	Depositary Shares		(1)(2)	(1)	(3)
	Debt	Debt Securities		(1)	(1)	(3)
	Other	Warrants		(1)	(1)	(3)
	Other	Purchase Contracts		(1)	(1)	(3)
	Other	Units		(1)	(1)	(3)
	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(1)	$350,000,000(3)	$0.00013810	$48,335(4)

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	—	—	$130,856,668		$18,071(5)
	Total Offering Amounts					$350,000,000		$48,335
	Total Fees Previously Paid							$18,071
	Total Fee Offsets							—
	Net Fee Due							$30,264

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, this registration statement also covers an indeterminate amount of the identified classes of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of the registrant. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)

Estimated solely for the purpose of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $350,000,000.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.
(5)

This amount includes the registration fee of $18,071 previously paid in connection with the offering, issuance and sale of up to $150,000,000 of the registrant’s common stock pursuant to this registration statement and a sales agreement, dated as of June 5, 2025, by and between the registrant and Jefferies LLC. The $350,000,000 of securities registered pursuant to this registration statement includes $130,856,668 of shares of common stock previously registered pursuant to this registration statement on November 28, 2025.